Exhibit 4.3

SUPPLEMENT NO. 1 dated as of February 1, 2021 (this “Supplement”) to the PLEDGE AGREEMENT dated as of October 2, 2020, among CONSOLIDATED COMMUNICATIONS, INC., an Illinois corporation (the “Borrower”), CONSOLIDATED COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (“Holdings”), certain subsidiaries of the Borrower listed on Schedule 1 thereto (each such Subsidiary individually and any other Subsidiary of the Borrower that may become a party thereto from time to time, a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors, Holdings and the Borrower are referred to collectively as the “Pledgors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

A.Reference is made to the Credit Agreement dated as of October 2, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the lenders or other financial institutions or entities from time to time parties thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”), Swingline Lender and an Issuing Bank.

B.Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C.The Pledgors have entered into the Pledge Agreement in order to induce (a) the Administrative Agent, the Lenders and the Issuing Banks to enter into the Credit Agreement, (b) the Lenders and the Issuing Banks to make their respective Extensions of Credit and (c) one or more Secured Hedging Providers to enter into Hedging Agreements with the Borrower and/or the other Loan Parties and one or more Cash Management Banks to enter into Cash Management Agreements with the Borrower and/or the other Loan Parties.

D.The undersigned Subsidiaries (each, an “Additional Pledgor”) are (a) the record owners of the Equity Interests described under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with any Equity Interests obtained in the future of the issuer of such Pledged Shares (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”) and (b) the record owners of the Indebtedness (the “Additional Pledged Debt”) described under Schedule 1 hereto.

E.Section 23 of the Pledge Agreement provides that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement.  Each of Consolidated Communications of Florida Company, a Florida corporation (“Florida Company”) and Consolidated Communications of Colorado Company, a Delaware corporation (“Colorado Company”) is executing this Supplement in accordance with the requirements of Section 23 of the Pledge Agreement to pledge to the Collateral Agent for the ratable benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt and to become a Pledgor under the Pledge Agreement in order to induce the Lenders and the L/C Issuers to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.  Each of the Borrower and St. Joe Communications, Inc., a Florida corporation (“St. Joe”) is executing this Supplement in accordance with the requirements of Section 9(b) of the Pledge Agreement to pledge to the Collateral Agent for the ratable benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt in order to induce the Lenders and the L/C Issuers to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.

Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1.  As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of its Obligations, with respect to St. Joe and the Borrower, in accordance with Section 9(b) and, with respect to Florida Company and Colorado Company, in accordance with Section 23 of the Pledge Agreement, each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”):

(a)the Additional Pledged Shares held by such Additional Pledgor and the certificates, if any, representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(b)the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and

(c)to the extent not covered by clauses (a) and (b) above, respectively, all proceeds of any or all of the foregoing Additional Collateral.  For purposes of this Supplement, the term “proceeds” includes whatever is receivable or received when Additional Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guarantee payable to any Additional Pledgor or the Collateral Agents from time to time with respect to any of the Additional Collateral.

Notwithstanding the foregoing, the Collateral shall not include any Excluded Assets (as defined in the Security Agreement).

For purposes of the Pledge Agreement, (x) the Collateral shall be deemed to include the Additional Collateral and (y) the After-acquired Shares shall be deemed to include the After-acquired Additional Pledge Shares.

SECTION 2.  Each of Florida Company and Colorado Company, by its signature below, becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder.  Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor.  The Pledge Agreement is hereby incorporated herein by reference.

SECTION 3.  Each Additional Pledgor represents and warrants as follows:

(a)Schedule 1 hereto (i) correctly represents as of the date hereof (A) the issuer, the certificate number, the Pledgor and the record owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B)

the issuer, the initial principal amount, the Pledgor and holder, date of and maturity date of all Additional Pledged Debt and (ii) together with Schedule 2 to the Pledge Agreement and the comparable schedules to each other Supplement to the Pledge Agreement, includes all Equity Interests, debt securities and promissory notes required to be pledged under the Pledge Agreement.

(b)Such Additional Pledgor is the record and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien other than Permitted Liens, and such Additional Pledgor will make no assignment, pledge, hypothecation or transfer of (except as otherwise permitted by the Credit Agreement), or create or permit to exist any security interest in, or other Lien on, the Additional Collateral except for the Lien created by this Supplement and Permitted Liens.

(c)As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed and not as a result of any rights contained in any organizational document).

(d)The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Additional Collateral, subject to Permitted Liens, and, upon delivery of all certificated securities and instruments included in such Additional Collateral together with any undated stock powers, endorsements, or other necessary instruments of transfer or assignment, duly executed in blank to the Collateral Agent, shall constitute a valid and perfected Lien on and security interest in such Collateral in favor of the Collateral Agent for the ratable benefit of the Secured Parties to the extent a security interest in such Additional Collateral can be perfected by possession, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

(e)Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 4.  This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent.  This Supplement shall become effective as to each Additional Pledgor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Collateral Agent.

SECTION 5.  Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement.  All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Schedule 9.01 to the Credit Agreement.

SECTION 9.  Each Additional Pledgor agrees to reimburse the Collateral Agent for its respective reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

[Signature pages follow]

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

ST. JOE COMMUNICATIONS, INC.

By: /s/ Steven L. Childers

Name: Steven L. Childers

Title: Chief Financial Officer and Treasurer

CONSOLIDATED COMMUNICATIONS, INC.

By: /s/ Steven L. Childers

Name: Steven L. Childers

Title: Chief Financial Officer and Treasurer

Consolidated Communications of Florida Company

By: /s/ Steven L. Childers

Name: Steven L. Childers

Title: Chief Financial Officer and Treasurer

Consolidated Communications of Colorado Company

By: /s/ Steven L. Childers

Name: Steven L. Childers

Title: Chief Financial Officer and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By: /s/ Paul Ingersoll

Name: Paul Ingersoll

Title: Director